EMPLOYMENT AGREEMENT


         The effective date of this Agreement by and between EMARKETPLACE, INC, a Delaware corporation (the "Company"), and ROBERT M. WALLACE (the "Officer") shall be January 1, 2000.

                                   WITNESSETH:

         WHEREAS, the Company desires to employ Officer, and Officer desires to accept such employment with the Company upon the terms and conditions set forth herein,

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Officer agree as follows:


                                    AGREEMENT

1.   EMPLOYMENT AND DUTIES.
         The Company hereby employs Officer as CHIEF EXECUTIVE OFFICER and CHAIRMAN OF THE BOARD and Officer hereby accepts employment by the Company upon the terms and conditions set forth herein, with the authority and responsibilities customarily afforded the CHIEF EXECUTIVE OFFICER and CHAIRMAN OF THE BOARD of a company. Officer shall faithfully and diligently develop and direct all aspects of the Company's business plan and reporting requirements that the Company's Board of Directors may adopt, in accordance with the Company's bylaws, and do and perform all acts in the ordinary cause of the Company's business (with such limits as the Board of Directors of the Company may prescribe) necessary and conducive to the Company's best interests. Officer shall report directly to the Board of Directors of the Company. Officer shall devote full time, energy, and skill to the business of the Company (and its subsidiaries) and to the promotion of the Company's best interests, except for vacations, and absences made necessary because of illness. Provided, however, the parties hereto acknowledge Officer's substantial duties and obligations as an officer of TopTeam, Inc. and Gateway Advisors, Inc. and agree that Officer may dedicate a substantial portion of his time undertaking such duties and obligations. The primary place of employment shall be at the Company's offices in San Jose, CA.


2.   TERM.
         The term of this Agreement shall commence January 1, 2000, and shall expire December 31, 2005, unless sooner terminated as hereinafter set forth (the "Term"). This Agreement will renew for an additional two years unless the Company's Board of Directors advises Officer in writing of its intent not to renew six (6) months prior to the expiration of the Term.

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3.   COMPENSATION.
         Subject to the provisions of Paragraphs 4 and 5 of this Agreement, the Company shall pay Officer for all services to be performed by Officer during the Term of this Agreement the following compensation:

     A. BASE SALARY. The Company shall pay Officer a fixed salary at the rate of $180,000 per annum ("Base Salary"), payable in periodic payments in accordance with the Company's practices for other executive, managerial, and supervisory employees, as such practices may be determined from time to time. The Company's Board of Directors will review such Base Salary annually and, in its discretion, may grant increases thereof based upon Officer's performance;

     B. ANNUAL CASH BONUS. The Officer shall be entitled to receive an annual cash performance bonus of up to 100% of his then Base Salary for the applicable year upon the achievement of reasonable corporate performance targets established by the Board of Directors on an annual basis;

     C. SUCCESS FEES. Officer shall receive success fees upon the accomplishment of the following highly significant corporate objectives:

                1. Company shall pay Officer a cash success fee equal to 200% of his annual salary upon the sale of not less than $15,000,000 of its common stock;

                2. In recognition of increasing value of the Company, Officer shall be paid a cash success fee equal to 25% of his annual salary upon the achievement of each of the following market capitalization tranches: $90,000,000, $120,000,000, and
                    $150,000,000, based upon the closing price for ten (10) consecutive trading days;

                3. Officer shall receive a cash success fee equal to 100% of his annual salary upon the listing of the Company's common stock on NASDAQ, the American Stock Exchange, or the New York Stock Exchange;

                4. In the event of Sale of the Company (which is defined as the sale of all or substantially all of the assets or capital stock, or a merger or consolidation of the Company with any other corporation or entity), Officer shall receive a success fee calculated according to the following fee schedule:

                    i) An amount equal to 1.0% of the purchase price for any Sale up to $100 million;

                    ii) An amount equal to 2.0% of the purchase price for any Sale between $100 million and $200 million; OR

                    iii) An amount equal to 2.5% of the purchase price for any
                         Sale in excess of $200 million.

         The form(s) of consideration of such success fee payment shall consist of the same form(s) of consideration as any such Sale payment.

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     D.  WITHHOLDING. All such payments will be subject to such deductions as may be required to be made pursuant to law, government regulations, or order, or by agreement with, or consent of, the Officer;

     E. BENEFITS. Officer shall be entitled to participate in such life insurance, medical, dental, long-term disability, pension, and retirement plans, and other programs as may be approved from time to time by the Company for the benefit of its employees and to all normal perquisites provided to senior executives of the Company. Provided, however, the Officer, in his sole discretion, may seek reimbursement by the Company of medical and dental insurance premiums no greater than $800 per month. Officer also shall be entitled to no less than Three
         (3) weeks of vacation with pay during each consecutive 12 period during the term of Officer's employment hereunder, to be taken at such times and in such periods as Officer and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by Officer hereunder; and

     F. BUSINESS EXPENSES. The Company agrees that during the term of this Agreement Officer shall be entitled to reimbursement by the Company for all reasonable expenses actually and necessarily incurred by Officer on the Company's behalf in the course of Officer's employment hereunder, for which Officer shall submit substantiation in a form satisfactory to the Company and which are approved by the Company in its reasonable discretion.


4.   TERMINATION.
         (a) Officer's employment with the Company may be terminated, subject to the notification provisions set forth in Paragraph 4(b) below, as follows:

             (i)  Termination for Cause, which means
                  (1) Officer willfully and unreasonably refuses to perform
                       services hereunder;

                  (2) Officer materially breaches Paragraph 6 of this Agreement;

                  (3) Officer engages in acts of dishonesty or fraud in
                      connection with the services performed hereunder that have a material adverse effect on the Company; or

                  (4) Officer engages in other serious misconduct of such a
                      nature that the continued employment of Officer may, in the reasonable discretion of the Board of Directors, be expected to materially and adversely affect the business or properties of the Company, including acts which violate securities laws, misrepresentation of material facts to the Board or the shareholders, or criminal acts.

             (ii) Involuntary Termination, which is defined as termination by the Company of Officer's employment, other than in a Termination for Cause, Voluntary Termination, a discontinuation of employment in accordance with Paragraph 5 or due to death or retirement on or after age 65. Involuntary Termination as defined herein shall include a termination by Officer for Good Reason; or

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

            (iii) Voluntary Termination, which means termination by Officer of
                  Officer's employment by the Company.

         (b) TERMINATION PAYMENTS. In the event of Officer's termination, severance payments ("Severance Amount Payments") shall be made as follows:

             (i) Termination for Cause. If Officer's employment with the Company is Terminated for Cause, all accrued salary and vacation as of the date of Termination for Cause, shall be paid to Officer. If the Company determines that a reason constituting cause for termination under clauses 4(a)(i)(1)-(4) has occurred, it shall give Officer written notice thereof at least 30 days prior to the proposed date of termination of employment. If Officer undertakes the necessary steps to remedy the condition constituting cause within 30 days after the receipt of such notice, then a reason for termination for cause shall be deemed not to have occurred. If Officer shall not remedy the condition constituting cause within such time period, then Termination for Cause shall occur on the date set forth in the notice from the Company.

             (ii) Voluntary Termination. In the event of Voluntary Termination during the term of Officer's employment hereunder, Officer shall immediately be paid all accrued salary and vacation pay as of the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

            (iii) Involuntary Termination. In the event of an Involuntary
                  Termination, including death or retirement on or after age 65, during the Term and except as provided in Paragraph 5, the Company shall pay the Officer, or a designated beneficiary in the event of Officer's death, or if none, to Officer's then living spouse, or if none, to the duly appointed personal representative of Officer's estate, an amount equal to:
                      1) the then current Base Salary set forth in Paragraph
                         3(a) herein multiplied by 2.5 on the effective date of the termination, plus
                      2) all accrued salary and vacation pay, plus
                      3) the then maximum Annual Cash Performance Bonus for the
                         then current fiscal year set in accordance with Paragraph 3(b)
                      4) and benefits for the later of the (i) duration of the
                         Term; and (ii) two years from the date of termination
                  If the Officer determines that a reason constituting termination for Good Reason as defined in Paragraph 4(c) below has occurred, he shall provide the Company written notice thereof at least 30 days prior to the proposed date of termination of employment. If the Company shall take the necessary steps to remedy the condition constituting Good Reason(s) for termination within 30 days after the receipt of such notice, then a reason for termination for Good Reason shall be deemed not to have occurred. If the Company shall not remedy the condition constituting Good Reason within such time period, then Termination for Good Reason shall occur on the date set forth in the notice from the Officer.

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

         (c) DEFINITIONS. All the terms defined in this paragraph 4 shall have the meanings given below throughout this Agreement:

             (i)  a "CHANGE OF CONTROL" shall be deemed to have occurred if:
                     a) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding voting securities; or
                     b) the Company transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company.

             (ii) a "GOOD REASON" shall mean:
                     c) the assignment of Officer to any duties inconsistent with, or any adverse change in, Officer's titles or positions, duties, responsibilities or status with the Company, or the removal of Officer from, or failure to reelect Officer to, any of such positions: or
                     d) the failure of the Company to provide support, information, assistance and staffing reasonably appropriate for Officer to carry out Officer's duties or to achieve the performance goals set by the Company; or
                     e) any other material breach by the Company of this Agreement which is not cured within thirty (30) days of notice thereof by the Officer to the Company; or
                     f) a change in the location of the Officer's principal place of employment, which shall be designated and operated as the Company's executive offices, by the Company by more than thirty miles from the location where the Officer was principally employed immediately prior to the effective date of this Agreement.

         (d) CERTAIN PAYMENT REDUCTIONS:

             (i) For purposes of this subparagraph (d), (i) a Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of Officer, whether paid or payable pursuant to this Agreement or otherwise; (ii) Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (determined without regard to this subparagraph
                  (d)); (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on Officer with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), determined by applying the highest marginal rate under Sections 1 of the Code which applied to the taxable income of Officer for the immediately preceding taxable year; (iv) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) "Reduced Amount" shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments (determined without regard to this subparagraph
                  (d)) and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were equal to the sum of all Payments (determined without regard to this subparagraph (d)) or any other amount less than the sum of all payments (determined without regard to this subparagraph (d)).

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

             (ii) Anything in this Agreement to the contrary notwithstanding, in the event the Company's independent public accounts (the "Accounting Firm") shall determine that receipt of all Payments would subject Officer to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

            (iii) If the Accounting Firm determines that aggregate Agreement
                  Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company shall promptly give notice to Officer to that effect and a copy of the detailed calculation thereof, and Officer may then elect, in Officer's sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and Officer shall advise the Company in writing of Officer's election within ten days of Officer's receipt of notice. If no such election is made by Officer within such ten-day period, the Company may elect which of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments or Payments, as the case may be, equals the Reduced Amount) and shall notify Officer promptly of such election. All determinations made by the Accounting Firm under this Paragraph 4(d) shall be binding upon the Company and Officer and shall be made within 60 days after a termination of Officer's employment. As promptly as practicable following such determination, the Company shall pay to or distribute for Officer's benefit such Payments as are then due to Officer under this Agreement and shall promptly pay to or distribute for Officer's benefit in the future such Payments as become due to Officer under this Agreement.

             (iv) While it is the intention of the Company and Officer to reduce the amounts payable or distributable to Officer hereunder only if the aggregate Net After Tax Receipts to Officer would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for Officer's benefit pursuant to this

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

                  Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for Officer's benefit pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Officer which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for Officer's benefit shall be treated for all purposes as a loan AB INITIO to Officer which Officer shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Officer to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Officer is subject to tax under Section 1and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for Officer's benefit together with interest at the applicable federal rate provided for under Section 7872(f)(2) of the Code.

             (v) The Company will bear the fees and expenses of the Accounting Firm in making the determinations required by the Paragraph 4(d).


5.   DISABILITY.
         In the event that Officer is permanently disabled so as to be unable to fully perform the services required hereunder, Officer's obligation to perform such services will terminate and the Company may terminate this Agreement upon five days' written notice to Officer. In the event of such termination, Officer's Base Salary as defined in Paragraph 3 (a) hereof and benefits as defined in Paragraph 3 (e) hereof shall continue during the then remaining Term of this Agreement, reduced by any payments received by Officer during such term under a long-term disability plan or policy maintained by the Company. For purposes hereof, "Disability" shall mean that by reason of physical or mental disability, officer will be unable to perform substantially the duties of employment under this Agreement for a period of 180 consecutive days.


6.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
         Officer acknowledges that the Company may disclose certain confidential information to Officer during the term of this Agreement to enable Officer to perform the duties required hereunder. Officer hereby covenants and agrees that he will not, without the prior written consent of the Company, during the term of this Agreement or for a two year period thereafter, knowingly disclose or permit to be disclosed to any third party by any method whatsoever any of the

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confidential information of the Company. For purposes of this Agreement,
"Confidential Information" shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Company's financial information, plans, or any other information of whatever nature in the possession or control of the Company which has not been published or disclosed to the general public, or which gives to the Company an opportunity to obtain an advantage over competitors who do not know of or use it. Confidential Information will not, however, include information that Officer can establish:
(a) was already known to the Officer at the time it was disclosed through no wrongful act of the Officer; (b) has become publicly known through no wrongful act of the Officer; (c) has been rightfully received from a third party without restriction on disclosure and without breach of an obligation of confidentiality; or (d) has been independently developed by the Officer without reference to the Confidential Information. Officer further agrees that if Officer's employment hereunder is terminated for any reason, he will leave with the Company and will not take originals or copies of any records, papers, programs, computer software, and documents or any matter of whatever nature that bears secret or Confidential Information of the Company.

         The foregoing paragraph shall not be applicable if and to the extent Officer is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge. Officer hereby does assign, to the Company, its parent, subsidiary, successors, assigns, and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software, and ideas concerning the same, capable of use in connection with the business of the Company, which Officer may make or conceive, either solely or jointly with others, during the period of Employment by the Company, its parent, subsidiaries, or successors.

         Officer agrees, without charge to the Company and at the Company's expense, to execute, acknowledge, and deliver to the Company all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist the Company, its parent, subsidiaries, successors, assigns, and nominees in every proper way to patent or register said programs, computer software, ideas, inventions, discoveries, improvements, copyrightable material, or trademarks in any and all countries and to vest title thereto in the Company, its parent, subsidiaries, successors, assigns, or nominees. Officer will report to the Company all discoveries, inventions, or improvements of whatever nature conceived or made by Officer at any time he was employed by the Company, its parent, subsidiaries, or successors. All such discoveries, inventions, and improvements which are applicable in any way to the Company's business shall be the sole and exclusive property of the Company. The covenants set forth in this paragraph which are made by Officer are in consideration of the employment or continuing employment of, and the compensation paid to, Officer during employment by the Company. The foregoing covenants will not prohibit Officer from disclosing confidential or other information to other employees of the Company or to third parties to the extent that such disclosure is necessary to the performance of the duties required under this Agreement. Any breach of this covenant of nondisclosure will result in the forfeiture by Officer and all other persons of any and all rights to severance pay and supplemental pension benefits unpaid at the time of breach and in such event the Company shall have no further obligation to pay any amount related thereto.

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         This Agreement does not apply to any invention that qualifies fully under the provisions of Section 2870(a) of the California Labor Code, which reads as follows:

         Section 2870. Inventions on Own Time--Exemption from Agreement

         (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                 (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                 (2) Result from any work performed by the employee for the employer.


7.   ADDITIONAL REMEDIES.
         Officer recognizes that irreparable injury will result to the Company and to its business and properties in the event of any breach by Officer of any of the provisions of Paragraph 6 of this Agreement, and that Officer's continued employment is predicated on the commitments undertaken by Officer pursuant to said paragraph. In the event of any breach of any of Officer's commitments pursuant to Paragraph 6, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Officer or by any person or persons acting for or with Officer in any capacity whatsoever.


8.   NONASSIGNMENT.
         This Agreement is personal to Officer and shall not be assigned by him. Officer shall not hypothecate, delegate, encumber, alienate, transfer or otherwise dispose of his rights and duties hereunder. The Company may not assign this Agreement without Officer's consent to any other entity that, in connection with such assignment, acquires all or substantially all of the Company's assets or into or with which the Company is merged and consolidated.


9.   WAIVER.
         The waiver of a breach of any provision of this Agreement by a party shall not be construed as a waiver of any subsequent breach by said party.


10.  SEVERABILITY.
         If any clause, phrase, provision, or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remained of this Agreement and shall not affect the application of any clause, provision, or portion hereof to other persons or circumstances.

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11.  ARBITRATION.

         (a) The terms of this Paragraph 11 contain the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Agreement, except those arising under the provisions of Paragraph 6, above. Nothing in this Paragraph 11 shall prohibit a party from seeking and obtaining injunctive relief from a court of competent jurisdiction pending the outcome of arbitration. A party bringing an action for injunctive relief shall not be deemed to have waived his or its right to demand arbitration of all disputes. The parties irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in accordance with the terms of this Paragraph 11; any attempt to circumvent the terms of this Paragraph 11 shall be null and void and of force or effect.

         (b) Either party desiring to arbitrate shall give written notice to the other party within a reasonable period of time after the party becomes aware of the need for arbitration. The arbitration shall be conducted in the County of Santa Clara , California, in accordance with the National Rules of the American Arbitration Association ("AAA"), and shall be conducted by a single arbitrator selected from the approved AAA panel or by stipulation of the parties. In any arbitration hereunder, the parties shall be entitled to all rights of discovery provided for in the California Code of Civil Procedure for judicial proceedings. The arbitrator shall give effect to statutes of limitation in determining any claim. The decision of the arbitrator shall be final and binding. Judgment on any award rendered by such arbitrator shall be final and binding. Judgment on any award rendered by such arbitrator may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party shall receive an award of costs and expenses related to the arbitration, including attorneys' fees. The fees and costs of the arbitrator and the cost of any record or transcript of the arbitration shall be borne by the losing party. Should Officer or the Company institute any legal action or administrative proceeding with respect to any claim waived by this agreement or pursue any dispute or matter covered by this paragraph by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys' fees incurred as a result of such action.


12.  RELEVANT LAW.
         This Agreement shall be construes and enforced in accordance with the laws of the State of California.

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13.  NOTICES.
         All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:


(a)      if to the Company:              (b)      if to the Officer:

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eMarketplace, Inc.                        c/o eMarketplace, Inc.
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255 West Julian Street                    255 West Julian Street
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Suite 100                                 Suite 100
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San Jose, CA 95110                        San Jose, CA 95110
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Facsimile (408) 275-1958                  Facsimile (408) 275-1958
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14.  ENTIRE AGREEMENT.
         This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof; and this Agreement shall not be modified or amended except by written agreement of the Company and Officer.

15.  ATTORNEY'S FEES.
         If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its cost, and not its damages, its reasonable attorneys' fees, costs and expenses.


16.  HEADINGS.
         The subject heading of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

eMarketplace, Inc.                          Officer:          Robert M. Wallace

By:      _________________                  By:           /s/ ROBERT M. WALLACE

Officer: _________________

Date:    _________________                  Date:             _________________

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